'
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of Earliest Event Reported): JULY 1, 1998



                                  STAPLES, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)




        0-17586                                                 04-2896127
------------------------                                    -------------------
(Commission File Number)                                     (I.R.S. Employer
                                                            Identification No.)


                    One Research Drive, Westborough, MA 01581
              ----------------------------------------------------
              (Address of principal executive office and zip code)


                                  508-370-8500
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

On May 21, 1998, Staples, Inc. (the "Company") acquired Quill Corporation and certain related entities (collectively referred to as "Quill") (the "Merger"). The Merger is structured as an exchange of shares in which the stockholders of Quill received approximately 26 million shares of the Company's common stock, exchange ratio established at a combination of fixed and variable prices, and cash paid to dissenting shareholder of approximately $48 million, which would equate to a purchase price of approximately $690 million. The Merger was accounted for as a pooling of interests. Accordingly, this Form 8-K is being filed to provide certain historical financial information which has been restated to give effect this transaction. Upon release of financial information covering the periods in which the transaction was consummated, these supplemental consolidated financial statements will become the historical consolidated financial statements of the Company.


TABLE OF CONTENTS

FISCAL YEAR ENDED JANUARY 31, 1998:

Selected Financial Data  ................................................      2

Management's Discussion and Analysis of Financial Condition and
   Results of Operations.................................................   3-10

Supplemental Consolidated Financial Statements:
   Balance Sheets as of January 31, 1998 and February 1, 1997 ...........     11
   Statements of Income for the years ended January 31, 1998,
      February 1, 1997 and February 3, 1996 .............................     12
   Statements of Stockholders' Equity for the years ended
      January 31, 1998, February 1, 1997 and February 3, 1996 ...........     13
   Statements of Cash Flows for the years ended January 31, 1998,
      February 1, 1997 and February 3, 1996 .............................     14
   Notes to Supplemental Consolidated Financial Statements ..............  15-34
Report of Independent Auditors ..........................................     35

QUARTER ENDED MAY 2, 1998:
Supplemental Unaudited Consolidated Financial Statements:
   Balance Sheets .......................................................     36
   Statements of Income .................................................     37
   Statements of Cash Flows .............................................     38
   Notes to Supplemental Consolidated Financial Statements ..............  39-41
Management's Discussion and Analysis of Financial Condition and
   Results of Operations ................................................  42-46

Signature ...............................................................     47

Exhibit Table ...........................................................     48



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



  SELECTED SUPPLEMENTAL FINANCIAL DATA

  The following selected financial data with respect to the Company's financial position and its results of operations for each of the five years in the period ended January 31, 1998 set forth below has been derived from the audited consolidated financial statements of the Company. The selected financial data and consolidated financial statements include adjustments to give effect to the acquisition of Quill, effective May 21, 1998, which was accounted for under the pooling of interests method. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements and related notes thereto in Item 8 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Form 8-K.

                                                                          Fiscal Year
                                             1997            1996            1995            1994            1993

                                                  (in thousands, except per share and selected operating data)

Statement of Income Data:

Sales                                     $5,732,145      $4,493,589      $3,565,235      $2,418,793      $1,693,771

Operating income                             307,327         245,398         182,392         114,684          63,386

Net income(1)                                167,914         144,742         108,428          72,071          44,544

Pro forma net income(2)                      153,128         129,413          94,539          59,219          34,507

Historical earnings per
   common share                           $     0.62      $     0.54      $     0.42      $     0.31      $     0.20
Historical earnings per common
   share assuming dilution                $     0.59      $     0.52      $     0.41      $     0.30      $     0.20
Pro forma earnings per common
   share(3)                               $     0.56      $     0.49      $     0.37      $     0.26      $     0.15
Pro forma earnings per common
   share assuming dilution(3)             $     0.54      $     0.47      $     0.35      $     0.25      $     0.15

Selected Operating Data:

Stores open                                      742             557             443             350             230

Balance Sheet Data:

Working capital                           $  803,660      $  623,835      $  580,244      $  355,639      $  270,102

Total assets                               2,638,862       1,955,636       1,552,199       1,141,496         764,341

Total long-term debt, less
     current portion                         518,959         402,985         351,508         257,122         132,765

Stockholders' equity                       1,094,485         875,823         712,141         472,215         363,982




(1) Net income for the year ended January 31, 1998 includes a pre-tax charge of $29,665 resulting from costs incurred in connection with the proposed merger with Office Depot, Inc.

(2) Pro forma net income includes the earnings of Quill with provision for income taxes on previously untaxed earnings of pooled S-Corporation income.

(3) Earnings per common share have been restated to reflect 3 for 2 stock splits effective January 1998, March 1996, July 1995 and October 1994 and for FASB 128. The Company's fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31 of the following calendar year. Fiscal year 1995 was a 53 week fiscal year.

     Some footnotes from Selected Financial Data in Form 10-K have been omitted.

ITEM 7.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                of Financial Condition and Results of Operations

RECENT DEVELOPMENTS
--------------------------------------------------------------------------------

     Since January 31, 1998, the Company has acquired, in a pooling of interests transaction, Quill Corporation and certain related entities (collectively referred to as "Quill") with 1997 net sales of approximately $551 million. The financial information set forth below includes adjustments to give effect to the acquisition of Quill for all periods presented. Prior to its acquisition by the Company, Quill elected to be treated as an S Corporation under the Internal Revenue Code, and accordingly, its earnings were not subject to taxation at the corporate level. Pro forma adjustments have been made to reflect a provision for income taxes on such previously untaxed earnings for each period presented at an assumed rate of 40%. The supplemental statements of income combine Staples' historical operating results for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 with the corresponding Quill operating results for the years ended December 31, 1997, 1996 and 1995.


RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1998, FEBRUARY 1, 1997, AND FEBRUARY 3, 1996

     GENERAL. During the fiscal year ended January 31, 1998, the Company acquired Kingfisher PLC's interests in Staples UK and Staples (Deutschland) GmbH ("Staples Germany", formally MAXI- Papier-Markt-GmbH). The German stores now operate as Staples Der Buro Mega Markt. Staples UK and Staples Germany operate a chain of office products superstores in the UK and Germany, respectively. As a result of these acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership interest in Staples Germany increased to approximately 92%. The cash purchase price of approximately $57 million was generated through additional borrowings under the Company's existing revolving credit facility. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the results of operations of Staples UK and Staples Germany have been included in the Company's consolidated financial statements since May, 1997. The excess of the purchase price has been recorded as goodwill and is being amortized on a straight line basis over 40 years. Prior to May 1997, the operating results of Staples UK and Staples Germany were accounted for under the equity method.

     The earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share ("FAS 128"). For further discussion of earnings per share and the impact of FAS 128, see the Notes to the Consolidated Financial Statements.

     The fiscal years ended January 31, 1998 and February 1, 1997 consisted of 52 weeks, while the fiscal year ended February 3, 1996 consisted of 53 weeks.

SALES. Sales increased 28% to $5,732,145,000 in the fiscal year ended January 31, 1998 from $4,493,589,000 in the fiscal year ended February 1, 1997. Sales increased 26% in the fiscal year ended February 1, 1997 from $3,565,235,000 in the fiscal year ended February 3, 1996; excluding the additional week in the fiscal year ended February 3, 1996, sales increased 28%. The growth in each year was attributable to an increase in the number of open stores, increased sales in existing stores and increased sales in the delivery and contract stationer segments. In addition, sales for the fiscal year ended January 31, 1998 include the consolidation of Staples UK and Staples Germany. Comparable store and delivery hub sales for the fiscal year ended January 31, 1998 increased 10% over the fiscal year ended February 1, 1997; comparable sales in the contract stationer segment increased 12% over the year ended February 1, 1997. Comparable store and delivery hub sales for the year ended February 1, 1997 increased 14% over the year ended February 3, 1996; comparable sales in the contract stationer segment increased 17% over the year ended February 3, 1996. As of January 31, 1998, February 1, 1997, and February 3, 1996, the Company had 742, 557, and 443 open stores, respectively. The January 31, 1998 total includes 130 stores opened and one store closed during the twelve months ended January 31, 1998 and 56 stores acquired in the UK and Germany as a result of the acquisitions of Staples UK and Staples Germany.

     GROSS PROFIT. Gross profit was 24.1%, 24.1%, and 23.2% of sales for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase in gross profit rate for the year ended February 1, 1997 as compared to the prior year ended February 3, 1996 was primarily due to improved margins in the retail and delivery business segments due to lower product costs from vendors as a result of increased purchase discounts and changes in product mix, as well as the leveraging of fixed distribution center and delivery costs over a larger sales base. This was partially offset by decreases in the margin rates in the retail store segment due to price reductions as well as an increase in the sales of computer hardware (CPUs and laptops), which generate a lower margin rate than other categories, to 7.4% of total sales for the year ended January 31, 1998 from 6.0% in the year ended February 1, 1997 and 5.6% in the year ended February 3, 1996.

     OPERATING AND SELLING EXPENSES. Operating and selling expenses, which consist of payroll, advertising and other operating expenses, were 14.5%, 14.5%, and 14.1% of sales for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase as a percentage of sales for the years ended January 31, 1998 and February 1, 1997 was primarily due to increased advertising as well as increases in store labor and costs incurred for the Company's store remodel program in which significant investments have been made in store layouts and signing to improve shopability and enhance customer service. In addition, operating and selling expenses for the year ended January 31, 1998 include the results of Staples UK and Staples Germany, which have higher costs as a percentage of sales due to their early stage of development. These increases were partially offset by increased leveraging of fixed store payroll expenses and store operating costs as store sales have increased.

     Staples UK and Staples Germany store expenses are higher than most other Staples stores as a result of their earlier stage of development. While most store expenses vary proportionately with sales, there is a fixed cost component. Because new stores typically generate lower sales than the Company average, the fixed cost component results in higher store operating and selling expenses as a percentage of sales in these stores during their start-up period. During periods when new store openings as a percentage of the base are higher, store operating and selling expenses as a percentage of sales may increase. In addition, as the store base matures, the fixed cost component of operating expenses is leveraged over an increased level of sales, resulting in a decrease in store operating and selling expenses as a percentage of sales. The Company's strategy of continuing to add stores to many existing markets can result in some new stores attracting sales away from existing stores.

     PRE-OPENING EXPENSES. Pre-opening expenses relating to new store openings, which consist primarily of salaries, supplies, marketing and occupancy costs, are expensed by the Company as incurred and, therefore, fluctuate from period to period depending on the timing and number of new store openings. Pre-opening expenses averaged $73,000, $72,000, and $58,000 per store for the stores opened in the years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase from the fiscal year ended February 3, 1996 was due primarily to increased marketing expenses as well as higher costs incurred in the initial shipment of product from the distribution centers to new stores.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of sales were 3.9%, 3.9%, and 3.8% in the years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase as a percentage of sales for the years ended January 31, 1998 and February 1, 1997 as compared to the year ended February 3, 1996 was primarily due to significant investments in the Company's information systems' staffing and infrastructure, which the Company believes will reduce costs as a percentage of sales in future years. In addition, general and administrative expenses for the year ended January 31, 1998 include the results of Staples UK and Staples Germany, which have higher costs as a percentage of sales; as their store bases mature overhead expenses should decrease as a percentage of sales. The overall increase in general and administrative costs were partially offset by the Company's ability to increase sales without proportionately increasing overhead expenses in its core retail business.

     INTEREST AND OTHER EXPENSE, NET. Net interest expense totaled $21,955,000, $22,962,000, and $15,671,000 in the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The increase in the years ended January 31, 1998 and February 1, 1997 as compared to the year ended February 3, 1996 was primarily due to increased borrowings which funded: the increase in store inventories related to new store openings, expanded product assortment, and improvements in in-stock levels; the acquisition of fixed assets for new stores opened and remodeled; continued investments in the information systems and distribution center infrastructure; and additional investments in additional investments in Staples UK and Staples Germany as well as the purchase of them during the fiscal year ended January 31, 1998.

     MERGER-RELATED COSTS. During the year ended January 31, 1998, the Company charged to expense certain non-recurring costs consisting primarily of legal, accounting, transaction related costs, such as filing fees, and consulting fees incurred in connection with the proposed merger with Office Depot, Inc.

     EQUITY IN LOSS OF AFFILIATES. Equity in Loss of Affiliates is comprised of the Company's share of the losses incurred by Staples UK and Staples Germany before the Company's acquisition of these entities in May, 1997. Prior to the acquisitions, the Company's investments in Staples UK and Staples Germany were accounted for using the equity method which resulted in the Company's share of losses from operations being included in Equity in Loss of Affiliates. Equity in Loss of Affiliates totaled $5,593,000, $11,073,000, and $12,153,000, in the years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The decrease in the Equity in Loss of Affiliates for the year ended January 31, 1998 was due to the acquisition of Staples UK and Staples Germany on May 6, 1997 and May 7, 1997. As a result of the acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership of Staples Germany increased to approximately 92%. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the results of operations of Staples UK and Staples Germany have been included in the Company's consolidated financial statements since the respective acquisition dates.

     INCOME TAXES. The provision for income taxes, on a pro forma basis, adjusting for a provision for taxes on the previously untaxed earnings of Quill included in results, the Company's effective tax rate would have been 38.7% for the fiscal year ended January 31, 1998 and 38.8% for the fiscal years ended February 1, 1997 and February 3, 1996.


LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

     The Company has traditionally used a combination of cash generated from operations and debt or equity offerings to fund its expansion and acquisition activities. During the years ended January 31, 1998, February 1, 1997 and February 3, 1996, the Company also utilized its revolving credit facility to support its various growth initiatives.

     The Company opened 130 stores, 115 stores, and 94 stores in the years ended January 31, 1998, February 1, 1997 and February 3, 1996, respectively, and closed one store in each of these fiscal years. In addition, in the fiscal year ended January 31, 1998, 56 stores were added as a result of the acquisition of Staples UK and Staples Germany. As the store base matures and becomes more profitable, cash generated from store operations is expected to provide a greater portion of funds required for new store inventories and other working capital requirements. Sales generated by the contract stationer business segment are made under regular credit terms, which requires that the Company carry its own receivables from these sales. The Company also utilized capital equipment financings to fund current working capital requirements. Subsequent to January 31, 1998, the Company paid mortgages in full on five distribution centers acquired from Quill of approximately $14 million.

     As of January 31, 1998, cash, cash equivalents, and short-term investments totaled $386,990,000, an increase of $254,770,000 from the February 1, 1997 balance of $132,220,000. The principal sources of funds were primarily cash from operations, an increase in accounts payable and accrued expenses of $323,496,000, which financed the increase in merchandise inventory of $227,076,000 related to new store openings, expanded product assortment and improvements in in-stock levels; and cash provided from financing activities of $158,771,000 due primarily to the issuance of $200,000,000 of senior notes on August 12, 1997. These sources were partially offset by the acquisition of property and equipment of $190,659,000 and cash used in the acquisition of Staples UK and Staples Germany, net of cash acquired, of $79,325,000.

     The Company expects to open approximately 170 stores during fiscal 1998. Management estimates that the Company's cash requirements, including pre-opening expenses, leasehold improvements and fixtures (excluding store inventory financed under vendor trade terms), will be approximately $1,400,000 for each new store (excluding the cost of any acquisitions of lease rights). Accordingly, the Company expects to use approximately $238,000,000 for store openings during this period. In addition, the Company plans to continue to make investments in information systems, distribution centers and store remodels to improve operational efficiencies, and customer service, and may expend additional funds to acquire businesses or lease rights from tenants occupying retail space that is suitable for a Staples store. The Company will meet these cash requirements through a combination of operating cash flow and borrowings from its existing revolving line of credit.

     The Company issued $200,000,000 of senior notes (the "Notes") on August 12, 1997 with an interest rate of 7.125% payable semi-annually on February 15 and August 15 of each year commencing on February 15, 1998. Net proceeds of approximately $198,000,000 from the sale of the Company's Notes were used for repayment of indebtedness under the Company's revolving credit agreement and for general working capital purposes, including the financing of new store openings, distribution facilities and corporate offices.

     Effective November 13, 1997 the Company entered into a new revolving credit facility, effective through November 2002, with a syndicate of banks which provides up to $350,000,000 of available borrowings. Borrowings made pursuant to this facility will bear interest at either the lead bank's prime rate, the federal funds rate plus 0.50%, the LIBOR rate plus a percentage spread based upon certain defined ratios, a competitive bid rate or a swing line loan rate. This agreement, among other conditions, contains certain restrictive covenants including net worth maintenance, minimum fixed charge interest coverage and limitations on indebtedness, sales of assets, and dividends. As of January 31, 1998, no borrowings were outstanding under the revolving credit agreement. Staples Germany also has a revolving credit facility under which $8,746,000 was outstanding as of January 31, 1998. Total cash short-term investments and available revolving credit amounts totaled $763,002,000 as of January 31, 1998.

     The Company expects that its current cash and cash equivalents and funds available under its revolving credit will be sufficient to fund its planned store openings and other recurring operating cash needs for at least the next twelve to eighteen months. The Company is continually evaluating financing possibilities, and it may seek to raise additional funds through any one or a combination of public or private debt or equity-related offerings, dependent upon market conditions, or through an additional commercial bank debt arrangement.

INFLATION AND SEASONALITY

     While inflation or deflation has not had, and the Company does not expect it to have, a material impact upon operating results, there can be no assurance that the Company's business will not be affected by inflation or deflation in the future. The Company believes that its business is somewhat seasonal, with sales and profitability slightly lower during the first and second quarters of its fiscal year.


FUTURE OPERATING RESULTS

     Factors that could affect the Company's future operating results include, without limitation, the following:

     The Company operates in a highly competitive marketplace, in which it competes with a variety of retailers, dealers and distributors. The Company competes in most of its geographic markets with other high-volume office supply chains that are similar in concept to the Company in terms of store format, pricing strategy and product selection, such as Office Depot, OfficeMax and Office World as well as mass merchants, such as Wal-Mart, warehouse clubs, computer and electronics superstores, and other discount retailers. In addition, the Company's retail stores, as well as its delivery and contract business compete with numerous mail order firms, contract stationer businesses and direct manufacturers. Such competitors have increased their presence in the Company's markets in recent years. Some of the Company's current and potential competitors in the office products industry are larger than the Company and have substantially greater financial resources. No assurance can be given that competition will not have an adverse effect on the Company's business.

     An important part of the Company's business plan is an aggressive store growth strategy. The Company opened 130 stores in the United States, Canada and Europe in fiscal 1997 and plans to open approximately 170 new stores in fiscal 1998. There can be no assurance that the Company will be able to identify and lease favorable store sites, hire and train employees, and adapt its management and operational systems to the extent necessary to fulfill its expansion plans. The failure to open new stores in accordance with its growth plans could have a material adverse impact on the Company's future sales and profits. Moreover, the Company's expansion strategy is based in part on the continued addition of new stores to its store network in existing markets to take advantage of economies of scale in marketing, distribution and supervision costs; however, this can result in the "cannibalization" of sales of existing stores. In addition, there can be no assurance that the new stores opened by the Company will achieve sales or profit levels commensurate with those of the Company's existing stores.

     The Company has experienced and may experience in the future fluctuations in its quarterly operating results. Moreover, there can be no assurance that Staples will continue to realize the earnings growth experienced over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as the number of new store openings (pre-opening expenses are expensed as incurred, and newer stores are less profitable than mature stores), the extent to which new stores "cannibalize" sales of existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions or other events could contribute to this quarterly variability. In addition, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in the Company's net income.

     The Company's business, including sales, number of stores and number of employees, has grown dramatically over the past several years. In addition, the Company has consummated a number of significant acquisitions in the last few years, and may make additional acquisitions in the future. This internal growth, together with the acquisitions made by the Company, have placed significant demand on the management and operational systems of the Company. To manage its growth effectively, the Company will be required to continue to upgrade its operational and financial systems, expand its management team and increase and manage its employee base.

     The Company has a presence in international markets in Canada and through its recently acquired operations in Germany and the United Kingdom, and may seek to expand into other international markets in the future. The Company's operations in foreign markets are subject to risks similar to those affecting its U.S. stores, in addition to a number of additional risks inherent in foreign operations, including local customs and competitive conditions, and foreign currency fluctuations. Staples' European operations are currently unprofitable, and there can be no assurance that they will become profitable.

     The Company currently expects that its current cash and cash equivalents and funds available under its revolving credit facility will be sufficient to fund its planned store openings and other operating cash needs for at least the next twelve to eighteen months. However, there can be no assurance that the Company will not require additional sources of financing prior to such time, as a result of unanticipated cash needs or opportunities, an expanded growth strategy or disappointing operating results. There also can be no assurance that the additional funds required by the Company, whether within the next twelve to eighteen months or thereafter, will be available to the Company on satisfactory terms.

YEAR 2000

     The Company has conducted a comprehensive review of its internal computer systems and applications to identify those that might be affected by the year 2000 issue and has developed an implementation plan to resolve the year 2000 issue. The Company is in the process of correcting or replacing those systems and applications which are not currently year 2000 compliant. The company believes it will be able to modify or replace its affected systems and applications in time to avoid any material detrimental impact on its operations.

     The Company will incur internal staff costs as well as consulting and other expenses related to infrastructure and facilities enhancements necessary to prepare its systems and applications for the year 2000 issue. The preliminary expense estimate for year 2000 corrective and replacement activities ranges from $20 to $30 million, a portion of which would have been incurred as part of normal system and application upgrades.

     It is anticipated that all year 2000 compliance efforts will be complete by mid fiscal year 1999, including testing. However, if such modifications and conversions are not completed in a timely manner, the year 2000 issue may have a material impact on the operations of the Company. The Company is also working to ensure that products purchased at Staples, as well as services utilized by Staples, will be year 2000 compliant.

                         STAPLES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                      January 31,   February 1,
                                                         1998          1997
                                                      -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                            $  381,088    $  117,035
  Short-term investments                                    5,902        15,185
  Merchandise inventories                               1,124,642       845,854
  Receivables, net                                        203,143       211,459
  Deferred income taxes                                    33,108        31,202
  Prepaid expenses and other current assets                38,257        41,589
                                                       ----------    ----------
      TOTAL CURRENT ASSETS                              1,786,140     1,262,324

PROPERTY AND EQUIPMENT:
  Land and buildings                                      150,947       103,619
  Leasehold improvements                                  292,128       235,006
  Equipment                                               304,177       239,290
  Furniture and fixtures                                  173,711       117,823
                                                       ----------    ----------
      TOTAL PROPERTY AND EQUIPMENT                        920,963       695,738
  Less accumulated depreciation and amortization          310,701       216,781
                                                       ----------    ----------
      NET PROPERTY AND EQUIPMENT                          610,262       478,957

OTHER ASSETS:
  Lease acquisition costs, net of amortization             43,244        42,552
  Investments                                              16,450        10,046
  Investments in affiliates                                    --        40,542
  Goodwill, net of amortization                           139,753        81,306
  Deferred income taxes                                    15,451        16,708
  Other                                                    27,562        23,201
                                                       ----------    ----------
      TOTAL OTHER ASSETS                                  242,460       214,355
                                                       ----------    ----------
                                                       $2,638,862    $1,955,636
                                                       ==========    ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                     $  672,956    $  448,968
  Accrued expenses and other current liabilities          266,023       181,236
  Debt maturing within one year                            43,501         8,285
                                                       ----------    ----------
      TOTAL CURRENT LIABILITIES                           982,480       638,489

LONG-TERM DEBT                                            218,959       102,985
OTHER LONG-TERM OBLIGATIONS                                42,803        38,339
CONVERTIBLE DEBENTURES                                    300,000       300,000
MINORITY INTEREST                                             135            --

STOCKHOLDER'S EQUITY:
  Preferred stock, $.01 par value-authorized
  5,000,000 shares; no shares issued
  Common stock, $.0006 par value-authorized
  500,000,000 shares; issued
  278,159,308 shares at January 31, 1998 and
  269,405,480 shares at February 1, 1997                      167           162
  Additional paid-in-capital                              593,883       508,833
  Cumulative foreign currency translation adjustments     (10,315)         (147)
  Unrealized gain/loss on investments                       1,056            20
  Retained earnings                                       510,040       367,301
  Less: treasury stock 59,149, at stock                      (346)         (346)
                                                       ----------    ----------
      TOTAL STOCKHOLDERS' EQUITY                        1,094,485       875,823
                                                       ----------    ----------
                                                       $2,638,862    $1,955,636
                                                       ==========    ==========

See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                   FISCAL YEAR ENDED
                                        ---------------------------------------
                                        JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,
                                           1998          1997          1996
                                        -----------   -----------   -----------

Sales                                    $5,732,145    $4,493,589    $3,565,235
Cost of goods sold and occupancy costs    4,353,161     3,410,263     2,738,596
                                         ----------    ----------    ----------
    GROSS PROFIT                          1,378,984     1,083,326       826,639


OPERATING EXPENSES:
  Operating and selling                     833,046       651,634       501,253
  Pre-opening                                 9,443         8,299         5,607
  General and administrative                225,587       175,704       135,420
  Amortization of goodwill                    3,581         2,291         1,967
                                         ----------    ----------    ----------
    TOTAL OPERATING EXPENSES              1,071,657       837,928       644,247
                                         ----------    ----------    ----------
    OPERATING INCOME                        307,327       245,398       182,392

OTHER INCOME (EXPENSE):
  Interest and other expense, net           (21,955)      (22,962)      (15,671)
  Merger-related costs                      (29,665)           --            --
                                         ----------    ----------    ----------
    TOTAL OTHER INCOME (EXPENSE)            (51,620)      (22,962)      (15,671)
                                         ----------    ----------    ----------
    INCOME BEFORE EQUITY IN LOSS OF
     AFFILIATES AND INCOME TAXES            255,707       222,436       166,721
  Equity in loss of affiliates               (5,953)      (11,073)      (12,153)
                                         ----------    ----------    ----------

    INCOME BEFORE INCOME TAXES              249,754       211,363       154,568
  Income tax expense                         81,924        66,621        46,140
                                         ----------    ----------    ----------
    NET INCOME BEFORE MINORITY INTEREST     167,830       144,742       108,428
  Minority interest                              84            --            --
                                         ----------    ----------    ----------
    NET INCOME                           $  167,914    $  144,742    $  108,428
                                         ==========    ==========    ==========

EARNINGS PER COMMON SHARE
  Historical net income per
  common share                           $     0.62    $     0.54    $     0.42
                                         ==========    ==========    ==========

EARNINGS PER COMMON SHARE --
 ASSUMING DILUTION
  Historical net income per
  common share                           $     0.59    $     0.52    $     0.41
                                         ==========    ==========    ==========

PRO FORMA:
  Historical net income                  $  167,914    $  144,742    $  108,428
  Provision for income taxes on
   previously untaxed earnings of
   pooled S-Corporation income               14,786        15,329        13,889
                                         ----------    ----------    ----------
    PRO FORMA NET INCOME                 $  153,128    $  129,413    $   94,539
                                         ==========    ==========    ==========

EARNINGS PER COMMON SHARE
  Pro forma net income per
  common share                           $     0.56    $     0.49    $     0.37
                                         ==========    ==========    ==========

EARNINGS PER COMMON SHARE --
 ASSUMING DILUTION
  Pro forma net income per
  common share                           $     0.54    $     0.47    $     0.35
                                         ==========    ==========    ==========



See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

         FOR THE FISCAL YEARS ENDED JANUARY 31, 1998, FEBRUARY 1, 1997,
                              AND FEBRUARY 3, 1996


                                                                                   CUMULATIVE
                                                                                    FOREIGN     UNREALIZED
                                                                       ADDITIONAL   CURRENCY       GAIN
                                                                        PAID-IN    TRANSLATION   (LOSS) ON  RETAINED   TREASURY
                                                        COMMON STOCK    CAPITAL    ADJUSTMENTS  INVESTMENTS EARNINGS     STOCK
                                                        ------------   ----------  -----------  ----------- --------   --------

BALANCES AT JANUARY 28, 1995..........................      $143       $314,526     $ (2,228)    $  (93)   $160,213     $(346)

Issuance of common stock for
      stock options exercised.........................         1         11,323
Tax benefit on exercise of options....................                   11,394
Contribution of common stock to Employees'
      401(K) Savings Plan.............................                    1,257
Sale of common stock under
      Employee Stock Purchase Plan....................                    5,641
Conversion of debt to equity..........................         8        114,049
Unrealized gain on short-term
      investments, net of tax.........................                                              125
Translation adjustments...............................                                   155
Issuance of common stock for acquisitions
      and other transactions..........................         7          8,470                                 295
Dividends to shareholders of acquired S-Corp..........                                                      (21,227)
Net income for the year...............................                                                      108,428
                                                            ----       --------     --------     ------    --------     -----

BALANCES AT FEBRUARY 3, 1996..........................      $159       $466,660     $ (2,073)    $   32    $247,709     $(346)

Issuance of common stock for
      stock options exercised.........................         3         13,726
Tax benefit on exercise of options....................                   16,773
Contribution of common stock to Employees'
      401(K) Savings Plan.............................                    1,998
Sale of common stock under
      Employee Stock Purchase Plan....................                    8,980
Issuance of Performance Accelerated
      Restricted Stock................................                      532
Unrealized loss on short-term
      investments, net of tax.........................                                              (12)
Translation adjustments...............................                                1,926
Issuance of common stock
      for acquisitions and other transactions.........                      164                                (242)
Dividends to shareholders of acquired S-Corp..........                                                      (24,908)
Net income for the year...............................                                                      144,742
                                                            ----       --------     --------     -------    --------     -----

BALANCES AT FEBRUARY 1, 1997..........................      $162       $508,833     $  (147)     $   20    $367,301     $(346)
Issuance of common stock for
      stock options exercised.........................         5         32,178
Tax benefit on exercise of options....................                   32,873
Contribution of common stock to Employees'
      401(K) Savings Plan.............................                    2,318
Sale of common stock under
      Employee Stock Purchase Plan....................                   10,499
Issuance of Performance Accelerated
      Restricted Stock................................                    7,182
Unrealized gain on investments,
      net of tax......................................                                            1,036
Translation adjustments...............................                               (10,168)
Minority interest.....................................
Dividends to shareholders of acquired S-Corp..........                                                      (25,175)
Net income for the year...............................                                                      167,914
                                                            ----       --------     --------     ------    --------     -----

BALANCES AT JANUARY 31, 1998..........................      $167       $593,883     $(10,315)    $1,056    $510,040     $(346)
                                                            ====       ========     ========     ======    ========     =====


See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)




                                                                     FISCAL YEAR ENDED
                                                          ---------------------------------------
                                                          JANUARY 31,   FEBRUARY 1,   FEBRUARY 3,
                                                             1998          1997          1996
                                                          -----------   -----------   -----------

OPERATING ACTIVITIES:
  Net income ...........................................   $ 167,914    $   144,742   $   108,428
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Minority interest ..................................         (84)            --            --
    Depreciation and amortization ......................      90,714         61,497        48,401
    Expense from 401K and PARS stock distribution ......      10,409          2,715         1,633
    Equity in loss of affiliates .......................       5,953         11,073        12,153
    Deferred income taxes (benefit)/expense ............       3,877          3,137       (13,211)
    Change in assets and liabilities, net of effects
      of purchase of other companies:
      Increase in merchandise inventories ..............    (227,076)      (171,593)     (175,386)
      Decrease (increase) in receivables ...............      17,569        (41,905)      (49,731)
      Increase  in prepaid expenses and other assets ...      (5,026)        (7,026)       (2,094)
      Increase in accounts payable, accrued expenses
       and other current liabilities ...................     323,496        179,803        60,956
      Increase (decrease) in other long-term
       obligations .....................................       5,074          6,303        (1,625)
                                                           ---------    -----------   -----------
                                                             224,906         44,004      (118,904)
                                                           ---------    -----------   -----------
  NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ..     392,820        188,746       (10,476)

INVESTING ACTIVITIES:
  Acquisition of property and equipment ................    (190,659)      (212,007)     (124,121)
  Acquisition of businesses, net of cash acquired ......     (79,325)             --            --
  Proceeds from sales and maturities of short-term
   investments .........................................      13,618          8,800        16,519
  Purchase of short-term investments ...................      (4,500)        (9,595)       (2,204)
  Proceeds from sales and maturities of long-term
   investments .........................................         265             --            --
  Purchase of long-term investments ....................      (5,714)       (10,036)           --
  Investment in affiliates .............................      (3,788)       (18,629)      (22,088)
  Acquisition of lease rights ..........................      (2,717)        (5,534)       (2,044)
  Other ................................................     (11,998)         2,657         2,024
                                                           ---------    -----------   -----------
  NET CASH USED IN INVESTING ACTIVITIES ................    (284,818)      (244,344)     (131,914)

FINANCING ACTIVITIES:
  Proceeds from sale of capital stock ..................      48,043         21,773        17,857
  Proceeds from convertible debentures, net of
   deferred costs ......................................          --             --       291,032
  Proceeds from borrowings .............................     965,921      1,171,174     1,226,895
  Payments on borrowings ...............................    (830,018)    (1,120,670)   (1,313,930)
  Dividends to shareholders of acquired S-Corp .........     (25,175)       (24,908)      (21,227)
                                                           ---------    -----------   -----------
  NET CASH PROVIDED BY FINANCING ACTIVITIES ............     158,771         47,369       200,627

  Effect of exchange rate changes on cash ..............      (2,720)           643           142

NET INCREASE IN CASH AND CASH EQUIVALENTS ..............     264,053         (7,586)       58,379
Cash and cash equivalents at beginning of period .......     117,035        124,621        66,242
                                                           ---------    -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD .............   $ 381,088    $   117,035   $   124,621
                                                           =========    ===========   ===========



See notes to consolidated financial statements.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE A   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS: Staples, Inc. and subsidiaries ("the Company") operates a chain of office supply stores and contract stationer/delivery warehouses throughout North America and in Germany and the United Kingdom.

         BASIS OF PRESENTATION: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions are eliminated in consolidation.

         FISCAL YEAR: The Company's fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31. Fiscal years 1997, 1996 and 1995, consisted of the 52 weeks ended January 31, 1998 and February 1, 1997, and the 53 weeks ended February 3, 1996, respectively. The pro forma statements of income combine Staples' historical operating results for the fiscal years with the corresponding Quill operating results for the years ended December 31, 1997, 1996 and 1995.

         USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         CASH EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         SHORT-TERM INVESTMENTS: The Company's securities are classified as available for sale and consist principally of high-grade state and municipal securities having an original maturity of more than three months. The investments are carried at fair value, with the unrealized holding gains and losses reported as a component of the Company's stockholders' equity. The cost of securities sold is based on the specific identification method. No individual issue in the portfolio constitutes greater than one percent of the total assets of the Company.

         MERCHANDISE INVENTORIES: Merchandise inventories are valued at the lower of weighted-average cost or market.

         RECEIVABLES: Receivables relate principally to amounts due from vendors under various incentive and promotional programs and trade receivables financed under regular commercial credit terms. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersions across many industries and geographic regions.

         ADVERTISING: The Company expenses the production costs of advertising the first time the advertising takes place, except for the direct-response advertising, which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of the direct catalog production costs. The capitalized costs of the advertising are amortized over the six month period following the publication of the catalog in which it appears. At January 31, 1998, direct catalog production costs included in prepaid and other assets totaled $7,667,000. Total advertising and marketing expense was $288,838,000, $221,000,000, $147,216,000 for the years ended January 31, 1998, February 1,
1997 and February 3, 1996, respectively.

         PROPERTY AND EQUIPMENT: Property and equipment are recorded at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital lease obligations, are provided using the straight-line method over the estimated useful lives of the assets or the terms of the respective leases. Depreciation and amortization periods are as follows:


             Buildings                            40 years
             Leasehold improvements               10 years or term of lease
             Furniture and fixtures               5 to 10 years
             Equipment                            3 to 10 years

         LEASE ACQUISITION COSTS: Lease acquisition costs are recorded at cost and amortized on the straight-line method over the respective lease terms, including option renewal periods if renewal of the lease is probable, which range from 5 to 40 years. Accumulated amortization at January 31, 1998 and February 1, 1997 totaled $19,483,000 and $15,432,000, respectively.

         INVESTMENT IN AFFILIATES: Investment in affiliates represents cash invested by the Company in foreign affiliates in Germany and the United Kingdom, which were accounted for under the equity method until May 1997, at which time the Company acquired controlling interest in the affiliates (see Note I). As a result, prior to May 1997, the Company accounted for its interests in these affiliates under the equity method and subsequent to May 1997, it has consolidated the affiliates in its financial statements.

         GOODWILL: Goodwill arising from business acquisitions is amortized on a straight-line basis over 40 years. Accumulated amortization was $10,622,000 and $5,897,000 as of January 31, 1998 and February 1, 1997, respectively. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, as measured by the recoverability from projected future cash flows from the acquired businesses.

         PRE-OPENING COSTS: Pre-opening costs, which consist primarily of salaries, supplies, marketing and occupancy costs, are charged to expense as incurred.

         PRIVATE LABEL CREDIT CARD RECEIVABLES: The Company offers a private label credit card which is managed by a financial services company. Under the terms of the agreement, the Company is obligated to pay fees which approximate the financial institution's cost of processing and collecting the receivables, which are non-recourse to the Company.

         FOREIGN CURRENCY TRANSLATION: The assets and liabilities of the Company's foreign subsidiaries, The Business Depot Ltd. ("Business Depot"), Staples UK, and Staples Germany, are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments, and the net exchange gains and losses resulting from the translation of investments in the Company's European affiliates during the year ended January 31, 1998, are recorded in a separate section of stockholders' equity titled "Cumulative foreign currency translation adjustments".

         STOCK OPTION PLANS: The Company has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). As permitted by FAS 123, the Company continues to account for its stock-based plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and provides pro forma disclosures of the compensation expense determined under the fair value provisions of FAS 123.

         EARNINGS PER SHARE: In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the FAS 128 requirements. See Note K for the computation of earnings per share for the years ended January 31, 1998, February 1, 1997 and February 3, 1996.

         FAIR VALUE OF FINANCIAL INSTRUMENTS. Pursuant to Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments" ("FAS 107"), the Company has estimated the fair value of its financial instruments using the following methods and assumptions:

          - The carrying amount of cash and cash equivalents, receivables and accounts payable approximates fair value;

          - The fair values of short-term investments and the 4 1/2% Convertible Subordinated Debentures are based on quoted market prices;

          - The carrying amounts of the Company's debt approximates fair value, estimated by discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         LONG-LIVED ASSETS: The Company has adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets are less than the assets' carrying amount. The Company has evaluated all long-lived assets and determined that no impairment existed at January 31, 1998 and February 1, 1997, respectively. FAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of.

         COMPREHENSIVE INCOME: In June 1997, the Financial Accounting Standards Board issued Statement 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, adoption in fiscal year 1998 will have no impact on the Company's net income or stockholders' equity. FAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and the foreign currency translation adjustments, which currently are reported in stockholders' equity, to be included in other comprehensive income and the disclosure of total comprehensive income. If the Company adopted FAS 130 for the year ended January 31, 1998, the total of other comprehensive income items and comprehensive income (which includes Quill pro forma net income) would be a loss of $10,168,000 and income of $143,996,000, respectively, and would be displayed separately in the consolidated statements of income.

         SEGMENT REPORTING: In 1997, the Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") which changes the way public companies report information about operating segments. The Company will adopt FAS 131 in fiscal year 1998. This statement, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the major countries in which the Company holds assets and reports revenues.

NOTE B   INVESTMENTS

The following is a summary of available-for-sale investments as of January 31, 1998 and February 1, 1997 (in thousands):

                                                       Gross          Gross
                                                     Unrealized    Unrealized      Estimated
January 31, 1998                          Cost         Gains          Losses       Fair Value

Short-term:
   Certificates of deposit              $ 3,236        $   --          $ --         $ 3,236
   Debt securities                        2,659             7            --           2,666
                                        ---------------------------------------------------
      Total short-term                  $ 5,895        $    7          $ --         $ 5,902
                                        ===================================================

Long-term:
   Municipal obligations                $ 9,986        $               $            $10,104
                                                          125            (7)
   Equity securities                      4,061           950           (15)          4,996
   Money market instruments               1,350            --             --          1,350
                                        ---------------------------------------------------
          Total long-term               $15,397        $1,075          $(22)        $16,450
                                        ===================================================




                                                         Gross        Gross
                                                      Unrealized    Unrealized     Estimated
February 1, 1997                          Cost           Gains        Losses       Fair Value


Short-term:
   Debt securities                      $ 7,968           $18          $ --         $ 7,986
   Certificates of deposits               7,199            --            --           7,199
                                        ---------------------------------------------------
      Total short-term                  $15,167           $18          $ --         $15,185
                                        ===================================================
Long-term:
   Municipal obligations                  5,652            14            (6)          5,660
   Money market instruments               3,573            --            --           3,573
   Equity securities                        811            17           (15)            813
                                        ---------------------------------------------------
          Total long-term               $10,036           $31          $(21)        $10,046
                                        ===================================================

Proceeds from the sale of investment securities were $265,000 and $0 during the year ended January 31, 1998 and February 1, 1997, respectively. Other reductions in the cost balance resulted from maturities of securities. The net adjustment to unrealized holding gains and losses on available-for-sale securities included as a separate component of stockholders' equity totaled $1,036,000 and ($12,000) for the years ended January 31, 1998 and February 1, 1997, respectively.

The amortized cost and estimated fair value of debt and marketable equity securities at January 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of securities may have the right to prepay obligations without prepayment penalties.

                                                                                  Estimated
                                                                      Cost        Fair Value

Due in one year or less                                             $ 7,824        $ 7,831
Due after one year through five years                                 3,969          4,012
Due after five years                                                  5,439          5,514
Equity securities                                                     4,061          4,996
                                                                    ----------------------
          Total                                                     $21,293        $22,353
                                                                    ======================

NOTE C   LONG-TERM DEBT AND CREDIT AGREEMENT

Long-term debt consists of the following (in thousands):

                                                                      January 31,   February 1,
                                                                         1998          1997
                                                                       ========      ========
Capital lease obligations and other notes payable in
   monthly installments with effective interest rates
   from 4% to 16%; collateralized by the related equipment...........  $ 14,909      $ 19,062
Note payable with a fixed rate of 6.16%..............................    25,000        25,000
Senior notes with a fixed rate of 7.125%.............................   200,000            --
Mortgage notes at various rates .....................................    13,805        12,708
Revolving lines of credit............................................     8,746        54,500
                                                                       --------      --------

                                                                       $262,460      $111,270
Less current portion.................................................    43,501         8,285
                                                                       --------      --------
                                                                       $218,959      $102,985
                                                                       ========      ========


Aggregate annual maturities of long-term debt and capital lease obligations are as follows (in thousands):

                   Fiscal year:                                           Total

                   1998.............................................   $ 43,635
                   1999.............................................      3,790
                   2000.............................................      3,929
                   2001.............................................      1,295
                   2002.............................................      1,816
                   Thereafter.......................................    207,995
                                                                       --------
                                                                       $262,460
                                                                       ========


Included in property and equipment are capital lease obligations for equipment recorded at the net present value of the minimum lease payments of $25,352,000. Future minimum lease payments of $7,956,000, excluding $2,292,000 of interest, are included in aggregate annual maturities shown above. The Company entered into capital lease agreements totaling $2,770,000 and $2,733,000 during the fiscal years ended January 31, 1998 and February 1, 1997, respectively.

Senior Notes:

The Company issued $200,000,000 of senior notes (the "Notes") on August 12, 1997 with an interest rate of 7.125% payable semi-annually on February 15 and August 15 of each year commencing on February 15, 1998. The Notes are due August 15, 2007. Net proceeds of approximately $198,000,000 from the sale of the Company's Notes were used for repayment of indebtedness under the Company's revolving credit facility and for general working capital purposes, including the financing of new store openings, distribution facilities and corporate offices.

Mortgage Notes:

The Company has mortgage notes on five distribution centers, which are secured by the land and building of the distribution centers. The mortgages are carried at various floating and fixed rates. The mortgages were paid in full by the Company on May 21, 1998.

Credit Agreement:

Effective November 13, 1997, the Company entered into a new revolving credit facility, effective through November 2002, with a syndicate of banks which provides up to $350,000,000 of borrowings. Borrowings made pursuant to this facility will bear interest at either the lead bank's prime rate, the federal funds rate plus 0.50%, the LIBOR rate plus a percentage spread based upon certain defined ratios, a competitive bid rate, or a swing line loan rate. This agreement, among other conditions, contains certain restrictive covenants including net worth maintenance, minimum fixed charge interest coverage and limitations on indebtedness, sales of assets, and dividends. As of January 31, 1998, no borrowings were outstanding under the revolving credit facility. Staples Germany also has a revolver of which $8,746,000 was outstanding as of January 31, 1998.

Interest paid by the Company totaled $23,012,000, $22,501,000 and $14,715,000 for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. Capitalized interest totaled $1,387,000 and $611,000 in the years ended January 31, 1998 and February 1, 1997, respectively.

Interest Rate Swaps:

During fiscal 1996 the Company entered into a binding interest rate swap agreement to reduce the impact of increases in interest rates on a portion of its floating-rate debt. The risk to the Company from this swap agreement was that the financial institution that was counterparty to this agreement fail to perform its obligation under the agreement, which would cause the interest rate on the notional amount under this agreement to reflect current market rates rather than the contractual fixed rate. The agreement was with a major financial institution which was expected to fully perform under the terms of the agreement, which mitigated this off-balance sheet risk. At February 1, 1997 the Company had one interest rate swap outstanding. The agreement bound the Company to pay a fixed rate of 5.65% on $25,000,000 of the Company's floating rate debt. In return the Company received payments based on a floating rate on $25,000,000 of the Company's floating rate debt. The floating rate equaled the 3-month LIBOR in effect at any one of the quarterly reset dates. The fair market value of the swap agreement as of February 1, 1997 approximated the carrying value based on quoted market prices. With the issuance of the Notes, the Company was able to repay all outstanding revolving credit loans that were subject to floating rates. Thus, the Company did not see the need to retain this interest rate swap arrangement and terminated it on July 29, 1997.


NOTE D   CONVERTIBLE DEBENTURES

By June 30, 1995, all of the Company's $115,000,000 of 5% Convertible Subordinated Debentures due November 1, 1999 (the "5% Debentures"), were converted into 19,406,250 shares of common stock at a conversion price of $5.93 per share. The total principal amount converted was credited to common stock and additional paid-in capital, net of unamortized expenses of the original debt issue and accrued but unpaid interest.

On October 5, 1995, the Company issued $300,000,000 of 4 1/2% Convertible Subordinated Debentures due October 1, 2000 with interest payable semi-annually (the "4 1/2% Debentures"), which are convertible, at the option of the holder, into Common Stock at a conversion price of $14.67 per share. The 4 1/2% Debentures are redeemable, in whole or in part, at the Company's option at specified redemption prices on or after October 1, 1998 or in the event of certain developments involving U.S. withholding taxes or certification requirements. Costs incurred in connection with the issuance of the 4 1/2% Debentures are included in Other Assets and are being amortized on the interest method over the five year period to maturity. The fair value of the 4 1/2% Debentures at January 31, 1998, based upon quoted market prices, totaled $386,250,000.


NOTE E   STOCKHOLDERS' EQUITY

On December 30, 1997, March 5, 1996 and June 29, 1995, the Board of Directors approved three-for-two splits of the Company's common stock to be effected in the form of 50% stock dividends. The dividends were distributed on January 30, 1998 to shareholders of record as of January 20, 1998, March 25, 1996 to shareholders of record as of March 15, 1996 and July 24, 1995 to shareholders of record as of July 14, 1995, respectively. The consolidated financial statements have been retroactively restated to give effect to these stock splits.

At January 31, 1998, 83,409,662 shares of common stock were reserved for issuance under the Company's stock option, employee stock ownership, 401(k), employee stock purchase and director stock option plans. An additional 20,454,545 shares of common stock are reserved for issuance upon conversion of the Company's 4 1/2% Debentures.

NOTE F   EMPLOYEE BENEFIT PLANS

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

EMPLOYEE STOCK PURCHASE PLAN

The Company's 1994 Employee Stock Purchase Plan authorizes a total of up to 5,906,250 shares of the Company's common stock to be sold to participating employees. Participating employees may purchase shares of common stock at 85% of its fair market value at the beginning or end of an offering period, whichever is lower, through payroll deductions in an amount not to exceed 10% of an employee's base compensation.

STOCK OPTION PLANS

Under the Company's 1992 Equity Incentive Plan ("1992 Plan") the Company may grant to management and key employees incentive and nonqualified options to purchase up to 58,500,000 shares of common stock and Performance Accelerated Restricted Stock ("PARS"). This amount was approved by the shareholders of the Company on June 18, 1997. As of February 27, 1997, the Company's 1987 Stock Option Plan (the "1987 Plan") expired; unexercised options under this plan however remain outstanding. The exercise price of options granted under the plans may not be less than 100% of the fair market value of the Company's common stock at the date of grant. Options generally have an exercise price equal to the fair market value of the common stock on the date of grant. Some options outstanding are exercisable at various percentages of the total shares subject to the option starting one year after the grant, while other options are exercisable in their entirety three to five years after the grant date. All options expire ten years after the grant date, subject to earlier termination in the event of employment termination.

The Company's 1990 Director Stock Option Plan ("Director's Plan") authorizes up to 1,594,688 shares of common stock to be issued to non-employee directors. The exercise price of options granted are equal to the fair market value of the Company's common stock at the date of grant. Options become exercisable in equal amounts over four years and expire ten years from the date of grant, subject to earlier termination, in certain circumstances, in the event the optionee ceases to serve as a director.

Pro forma information regarding net income and earnings per share is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to January 28, 1995 under the fair valued method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995, 1996, and 1997: risk-free interest rates ranging from 5.49% to 6.12%; volatility factor of the expected market price of the Company's common stock of .30 for fiscal years 1995 and 1996 and
 .35 for fiscal year 1997; and a weighted-average expected life of the option of
4.0 years for the 1987 Plan and the 1992 Plan and 2.0 to 5.0 years for the Director's Plan.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. For purposes of FAS 123's disclosure requirements, the Employee Stock Purchase Plan is considered a compensatory plan. The expense was calculated based on the fair value of the employees' purchase rights. This was estimated as the difference between the employees' purchase price and the closing price. The Company's pro forma information, which includes the pro forma results of Quill, follows (in thousands except for earnings per share information):

                                                             January 31,   February 1,   February 3,
                                                                1998         1997           1996
                                                             ----------    ----------    ----------

Pro forma net income                                          $138,983     $122,116       $90,521

Pro forma earnings per share                                  $   0.51     $   0.46       $  0.35
Pro forma earnings per common share - assuming dilution       $   0.49     $   0.44       $  0.34



This pro forma impact only takes into account options granted since January 28, 1995 and is likely to increase in future years as additional options are granted and amortized ratably over the vesting period.

Information with respect to options granted under the above plans are as follows:

                                                                       Weighted-Average
                                                       Number of        Exercise Price
                                                        Shares            Per Share
                                                      ----------       ----------------

Outstanding at January 28, 1995
        Granted..................................     31,908,470            $ 3.95
        Exercised................................      5,472,810             10.46
        Canceled.................................     (3,615,006)             3.27
                                                      (2,285,888)             5.31
                                                      ----------            ------
Outstanding at February 3, 1996
       Granted...................................     31,480,386            $ 4.93
       Exercised.................................      4,781,291             13.23
       Canceled..................................     (4,093,695)             3.43
                                                      (1,571,412)             7.34
                                                      ----------            ------
Outstanding at February 1, 1997
       Granted...................................     30,596,570            $ 6.39
       Exercised.................................      6,437,705             15.65
       Canceled..................................     (6,764,939)             4.17
                                                      (1,871,922)            11.15
                                                      ----------            ------
Outstanding at January 31, 1998
                                                      28,397,414            $ 8.01
                                                      ==========            ======


The weighted-average fair values of options granted during the years ended January 31, 1998 and February 1, 1997 were $5.70 and $5.72, respectively. Exercise prices for the options outstanding as of January 31, 1998 ranged from $0.01 to $19.42.

Options to purchase 12,280,890 shares were exercisable at January 31, 1998.

PERFORMANCE ACCELERATED RESTRICTED STOCK ("PARS")

PARS are shares of the Company's Common Stock granted outright to employees without cost to the employee. The shares, however, are restricted in that they are not transferable (e.g. they may not be sold) by the employee until they vest, generally after the end of five years. Such vesting date may accelerate if the Company achieves certain compound annual earnings per share growth over a certain number of interim years. If the employee leaves the Company prior to the vesting date for any reason, the PARS shares will be forfeited by the employee and will be returned to the Company. Once the PARS have vested, they become unrestricted and may be transferred and sold like any other Staples shares.

PARS issued in the fiscal year ended January 31, 1998 totaling approximately 675,000 which have a weighted average fair value of $18.71, initially vest on February 1, 2002 or will accelerate on May 1, in 1999, 2000, or 2001 upon attainment of certain compound annual earnings per share targets in the prior fiscal year. PARS totaling approximately 585,000 which have a weighted average fair value of $14.75, issued in fiscal year 1996 will fully vest on May 1, 1998.

In connection with the issuance of the PARS, the Company included $7,496,000 and $532,000 in compensation expense for the fiscal years ended January 31, 1998 and February 1, 1997, respectively.

EMPLOYEES' 401(K) SAVINGS PLAN

Under the Company's Employees' 401(k) Savings Plan (the "401(k) Plan"), and Supplemental Executive Retirement Plan (the "SERP Plan"), the Company may contribute up to a total of 1,668,750 shares of common stock to these plans. The 401(k) Plan is available to all employees of the Company who meet minimum age and length of service requirements. Company contributions are based upon a matching formula applied to employee contributions, with additional contributions made at the discretion of the Board of Directors. In connection with these plans the Company included approximately $2,000,000 in expense for each of the fiscal years ended January 31, 1998 and February 1, 1997.

NOTE G   INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components and the approximate tax effect of the Company's deferred tax assets and liabilities as of January 31, 1998 and February 1, 1997, are as follows (in thousands):

                                                             January 31,   February 1,
                                                               1998          1997
                                                             ----------    ----------

Deferred Tax Assets:
     Inventory ............................................  $ 20,116       $22,597
     Deferred rent ........................................    14,797         7,566
     Acquired NOL's .......................................     7,132          --
     Other net operating loss carryforwards ...............    22,907         5,206
     Insurance ............................................     5,967         5,756
     Employee benefits ....................................     5,569         2,545
     Other - net ..........................................    13,660         7,620
                                                             --------       -------
     Total Deferred Tax Assets ............................    90,148        51,290
                                                             --------       -------

Deferred Tax Liabilities:
     Depreciation .........................................    (6,687)       (1,922)
     Other - net ..........................................    (4,835)          208
                                                             --------       -------
     Total Deferred Tax Liabilities .......................   (11,522)       (1,714)
                                                             --------       -------
Total Valuation Allowance .................................   (30,067)       (1,666)
                                                             --------       -------
Net Deferred Tax Assets ...................................  $ 48,559       $47,910
                                                             ========       =======

Net deferred tax assets of approximately $4,500,000 and $440,000 attributable to businesses acquired during the fiscal years ended January 31, 1998 and February 1, 1997, respectively, were allocated directly to reduce goodwill generated by these acquisitions. The deferred tax assets disclosed as acquired NOL's and other net operating loss carryforwards, totaling $30,000,000, have been fully reserved for due to the uncertainty of the realization of the asset within the local country jurisdiction. Further, if this asset is utilitized when income is earned within the foreign jurisdiction, the Company will not have a consolidated tax benefit as the Company will be required to pay U.S. income taxes on the income offset by the foreign NOL.

For financial reporting purposes, income before taxes includes the following components (in thousands):

                                                    Fiscal Year Ended
                                        ------------------------------------------
                                        January 31,     February 1,     February 3,
                                          1998            1997             1996
                                        ----------      ----------      ----------

Pretax income:

  United States                         $213,549        $187,644         $159,210
  Foreign                                 36,205          23,719           (4,642)
                                        --------        --------         --------
                                        $249,754        $211,363         $154,568
                                        ========        ========         ========


The provision for income taxes consists of the following (in thousands):

                                                      Fiscal Year Ended
                                        ------------------------------------------
                                        January 31,     February 1,     February 3,
                                            1998           1997            1996
                                        ----------      ----------      ----------

Current tax expense:
     Federal............................ $53,248          $50,546       $  45,207
     State..............................  10,707           12,337          14,144
     Foreign............................  14,092              601               0
                                         -------          -------       ---------
                                          78,047           63,484          59,351

Deferred tax expense (benefit)..........   3,877            3,137         (13,211)
                                         -------          -------       ---------
Total                                    $81,924          $66,621       $  46,140
                                         =======          =======       =========



A reconciliation of the federal statutory tax rate to the Company's effective tax rate on pro forma net income is as follows:


                                                                     Fiscal Year Ended
                                                        January 31,      February 1,     February 3,
                                                           1998            1997             1996

Federal statutory rate ...........................         35.0%           35.0%            35.0%
State taxes, net of federal benefit ..............          6.0%            6.3%             6.3%
Tax exempt interest ..............................         (0.5%)          (0.4%)           (0.6%)
Tax benefit of loss carryforward .................         (0.0%)          (0.2%)           (0.6%)
Federal tax credits ..............................         (0.0%)          (0.0%)           (0.9%)
Income of S-Corporation ..........................          0.2%            0.3%             0.3%
Other ............................................         (2.0%)          (2.2%)           (0.7%)
                                                           ----            ----             ----
Effective tax rate ...............................         38.7%           38.8%            38.8%
                                                           ====            ====             ====

A reconciliation of the federal statutory tax rate to the Company's effective tax rate on historical net income is as follows:

                                                                     Fiscal Year Ended
                                                         January 31,    February 1,      February 3,
                                                           1998            1997             1996

Federal statutory rate ...........................         35.0%           35.0%            35.0%
State taxes, net of federal benefit ..............          6.0%            6.3%             6.3%
Tax exempt interest ..............................         (0.5%)          (0.4%)           (0.6%)
Tax benefit of loss carryforward .................         (0.0%)          (0.2%)           (0.6%)
Federal tax credits ..............................         (0.0%)          (0.0%)           (0.9%)
Untaxed earnings of S-Corporation ................         (5.7%)          (7.0%)           (8.6%)
Other ............................................         (2.0%)          (2.2%)           (0.7%)
                                                           ----            ----             ----
Effective tax rate ...............................         32.8%           31.5%            29.9%
                                                           ====            ====             ====


Income tax payments were $23,487,877, $45,925,276, and $44,518,000, during fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively. The Company has net operating losses of approximately $83,500,000 that can be carried forward indefinitely, $16,500,000 of which is attributable to the Company's increased ownership in Staples Germany.

Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $28,000,000 at January 31, 1998. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation. Withholding taxes of approximately $500,000 would be payable upon remittance of all previously unremitted earnings at January 31, 1998.

NOTE H   LEASES AND OTHER OFF- BALANCE SHEET COMMITMENTS

The Company leases certain retail and support facilities under long-term noncancellable lease agreements. Most lease agreements contain renewal options and rent escalation clauses and require the Company to pay real estate taxes in excess of specified amounts and, in some cases, allow termination within a certain number of years with notice and a fixed payment. Certain agreements provide for contingent rental payments based on sales.

Other long-term obligations at January 31, 1998 include $37,670,000 relating to future rent escalation clauses and lease incentives under certain existing store operating lease arrangements. These rent expenses are recognized on a straight-line method over the respective terms of the leases. Future minimum lease commitments for retail and support facilities (including lease commitments for 79 retail stores not yet opened at January 31, 1998) under noncancellable operating leases are due as follows (in thousands):

            Fiscal year:
            1998 ............................................   $  221,127
            1999 ............................................      226,390
            2000 ............................................      219,160
            2001 ............................................      210,257
            2002 ............................................      197,434
            Thereafter  .....................................    1,518,819
                                                                ----------
                                                                $2,593,187
                                                                ==========

Rent expense approximated $193,990,000, $142,508,000, and $111,315,000, for the
fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996, respectively.

Letters of credit are issued by the Company during the ordinary course of business through major financial institutions as required by certain vendor contracts. As of January 31, 1998, the Company had available open letters of credit totaling $11,268,000.


NOTE I   SUMMARIZED FINANCIAL INFORMATION OF AFFILIATES

The Company had equity interests in two affiliated companies in Germany and the United Kingdom. On May 6, 1997 and May 7, 1997, the Company acquired Kingfisher PLC's interests in Staples UK and Staples Germany, respectively. As a result of these acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership interest of Staples Germany increased to approximately 92%. The cash purchase price of approximately $57 million was generated through additional borrowings under the Company's existing revolving credit and term loan facility. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the results of operations of Staples UK and Staples Germany have been included in the Company's consolidated financial statements since May, 1997. The following is a summary of the significant financial information on a combined 100% basis of affiliated companies accounted for on the equity method.

                                                           12 Months Ended
                                                     -----------------------------
                                                     February 1,       February 3,
                                                       1997               1996
                                                            (in thousands)

     Current assets                                   $64,858            $52,298
     Other assets                                      32,538             33,125
     Current liabilities                               32,683             29,542
     Other liabilities                                  8,550             15,094
     Shareholders' equity                              56,163             40,787
     Net sales                                        230,845            154,626
     Gross profit                                      68,500             44,655
     Net loss before income taxes                     (22,961)           (24,306)


The Company's share of loss for the unconsolidated affiliated companies for the fiscal years ended February 1, 1997 and February 3, 1996 was $11,073,000 and $12,153,000, respectively. Prior to the acquisition, the Company's share of loss in 1997 for the unconsolidated affiliated companies was $5,953,000.

Sales in the Canadian region are primarily generated from retail operations. The sales amounts primarily reflect the rules and regulations of the respective governing tax authorities. Operating income is determined by deducting from net sales the related costs and operating expenses attributed to the region. Identifiable assets include those directly identified with the region. For the years ended January 31, 1998, February 1, 1997 and February 3, 1996, sales are $555,753,000, $431,049,000 and $72,299,000, respectively; operating income is
$37,171,000, $24,466,000 and a loss of $1,832,000, respectively, and identifiable assets are $276,643,000, $214,595,000 and $156,154,000, respectively.

NOTE J   QUARTERLY SUMMARY (UNAUDITED)


                                                    First             Second              Third              Fourth
                                                   Quarter            Quarter             Quarter            Quarter
                                                     (In thousands, except per share amounts)

Fiscal Year Ended January 31, 1998

Sales ......................................... $1,292,721         $1,192,339         $1,552,393         $1,694,692
   Gross Profit ...............................    304,666            286,621            375,471            412,226
   Net income .................................     19,777(1)          22,759(1)          52,030             73,348
   Pro forma net income .......................     15,229(2)          19,577(2)          48,602(2)          69,720(2)

Earnings per common share
   Historical net income per common share .....       0.07               0.08               0.19               0.27
   Pro forma net income per common share ......       0.06               0.07               0.18               0.25
   Number of shares used in computing
     earnings per common share ................    269,048            270,156            272,822            276,240


Earnings per share - assuming dilution
   Historical net income per common share .....       0.07               0.08               0.18(3)            0.25(3)
   Pro forma net income per common share ......       0.06               0.07               0.17(3)            0.24(3)
   Number of shares used in computing
     earnings per common share ................    277,352            279,193            301,569(3)         305,673(3)


Fiscal Year Ended February 1, 1997

Sales ......................................... $1,056,807         $  932,747         $1,210,855         $1,293,180
   Gross Profit ...............................    245,570            223,221            291,899            322,636
   Net income .................................     22,173             22,732             41,738             58,099
   Pro forma net income .......................     18,509(2)          19,481(2)          37,811(2)          53,612(2)

Earnings per common share
   Historical net income per common share .....       0.08               0.09               0.16               0.22
   Pro forma net income per common share ......       0.07               0.07               0.14               0.20
   Number of shares used in computing
     earnings per common share ................    264,269            265,770            267,114            268,505


Earnings per share - assuming dilution
   Historical net income per common share .....       0.08               0.08               0.15(3)            0.20(3)
   Pro forma net income per common share ......       0.07               0.07               0.14(3)            0.19(3)
   Number of shares used in computing
     earnings per common share ................    274,149            275,602            297,508(3)         297,364(3)



(1) Net income for the quarters ended May 3, 1997 and August 2, 1997 include a pre-tax charge of $20,562 and $9,103, respectively, resulting from costs incurred in connection with the proposed merger with Office Depot, Inc.

(2) Pro forma net income includes the earnings of Quill with provision for income taxes on previously untaxed earnings of pooled S-Corportation income.

(3) Earnings per share - assuming dilution is calculated considering the $300 million of 4 1/2% Convertible Subordinated Debentures as common stock equivalents for the quarters ended November 1, 1997, January 31, 1998, November 2, 1996 and February 1, 1997. The Debentures are not considered in the calculation of the earnings per share for the other quarters above as the effect is antidilutive.

NOTE K   COMPUTATION OF EARNINGS PER COMMON SHARE

The computation of earnings per common share and earnings per common share - assuming dilution shown for both historical and pro forma results, for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 is as follows (amounts in thousands, except for per share data):

                                                               January 31,        February 1,       February 3,
HISTORICAL EARNINGS PER SHARE                                     1998               1997              1996
                                                              ------------       -----------        ------------

Numerator:

   Historical net income ...................................  $    167,914       $    144,742       $    108,428

   Interest expense on 5% Debentures,
      net of tax (1) .......................................            --                 --              1,580
                                                              ------------       ------------       ------------
   Numerator for earnings per common share -- income
     available to common stockholders ......................  $    167,914       $    144,742       $    110,008

Effect of dilutive securities:
   41/2% convertible debentures ............................         9,365              9,373                 --

   Numerator for earnings per common share - assuming
     dilution -- income available to common stockholders      ------------       ------------       ------------
     after assumed conversion ..............................  $    177,279       $    154,115       $    110,008

Denominator:
   Weighted-average shares .................................   272,063,765        266,413,382        260,553,340
   Performance accelerated restricted stock ................         1,553                 --                 --
   Denominator for earnings per common                         -----------        -----------        -----------
     share -- weighted-average shares ........................ 272,065,318        266,413,382        260,553,340

Effect of dilutive securities:
   Incremental shares ......................................    13,853,003         15,210,213         13,967,837
   Windfall shares .........................................    (5,339,824)        (5,696,787)        (5,414,767)
   Performance accelerated restricted stock ................       139,728                 --                 --
   41/2% convertible debentures ............................    20,454,546         20,454,546                 --
                                                              ------------       ------------       ------------
   Dilutive potential common shares ........................    29,107,453         29,967,972          8,553,070
   Denominator for earnings per common
     share - assuming dilution -- adjusted
    weighted-average shares and assumed
    conversions ............................................   301,172,771        296,381,354        269,106,410

Earnings per common share ..................................  $       0.62       $       0.54       $       0.42
                                                              ============       ============       ============

Earnings per common share - assuming dilution                 $       0.59       $       0.52       $       0.41
                                                              ============       ============       ============




                                                                 January 31,        February 1,          February 3,
PRO FORMA EARNINGS PER SHARE                                        1998               1997                 1996
                                                                ------------        -----------          -----------

Numerator:

   Pro forma net income ....................................  $     153,128       $     129,413       $      94,539

   Interest expense on 5% Debentures,
     net of tax (1) ........................................             --                  --               1,580
   Numerator for earnings per common share -- income          -------------       -------------       -------------
     available to common stockholders ......................  $     153,128       $     129,413       $      96,119

Effect of dilutive securities:
   41/2% convertible debentures ............................          9,365               9,373               2,492
   Numerator for earnings per common share - assuming         -------------       -------------       -------------
     dilution -- income available to common stockholders
     after assumed conversion ..............................  $     162,493       $     138,786       $      98,611

Denominator:
   Weighted-average shares .................................    272,063,765         266,413,382         260,553,340
   Performance accelerated restricted stock ................          1,553
   Denominator for earnings per common                        -------------       -------------       -------------
   share -- weighted-average shares ........................    272,065,318         266,413,382         260,553,340

Effect of dilutive securities:
   Incremental shares ......................................     13,853,003          15,210,213          13,967,837
   Windfall shares .........................................     (5,339,824)         (5,696,787)         (5,414,767)
   Performance accelerated restricted stock ................        139,728                  --                  --
   41/2% convertible debentures ............................     20,454,546          20,454,546           9,090,909
                                                              -------------       -------------       -------------
   Dilutive potential common shares ........................     29,107,453          29,967,972          17,643,979
   Denominator for earnings per common
     share - assuming dilution -- adjusted
     weighted-average shares and assumed
     conversions ...........................................    301,172,771         296,381,354         278,197,319

Earnings per common share ..................................  $        0.56       $        0.49       $        0.37
                                                              =============       =============       =============

Earnings per common share - assuming dilution ..............  $        0.54       $        0.47       $        0.35
                                                              =============       =============       =============


(1) The 5% Debentures were substantially converted into common stock on June 30, 1995 (see Note D). For the computation of earnings per common share, this conversion of 19,406,250 shares is assumed to have occurred at the beginning of the fiscal year (January 29, 1995), and is included in the weighted-average shares outstanding for the year. Therefore, the interest expense and amortization of deferred charges related to the 5% Debentures and incurred by the Company through June 30, 1995, net of tax, is added back to reported net income to compute earnings per common share for the fiscal year ended February 3, 1996.

NOTE L   BUSINESS ACQUISITIONS

On May 21, 1998, the Company acquired Quill. The Merger is structured as an exchange of shares in which the stockholders of Quill received approximately 26 million shares of the Company's common stock, exchange ratio established at a combination of fixed and variable prices, and cash paid to dissenting shareholder of approximately $48 million, which would equate to a purchase price of approximately $690 million. The Merger was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements have been restated to include the operations of Quill for all periods prior to the merger. The supplemental statements of income combine Staples' historical operating results for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 with the corresponding Quill operating results for the years ended December 31, 1997, 1996 and 1995, respectively. Prior to the acquisition, Quill elected to be taxed as an S Corporation under the Internal Revenue Code. Accordingly, the current taxable income of Quill was taxable to its shareholders who were responsible for the payment of taxes thereon. Quill will be included in the company's U.S. federal income tax return subsequent to the date of the acquisition. Pro forma adjustments have been made to the restated statements of operations to reflect the income taxes that would have been provided had Quill been subject to income taxes.

Separate net sales and net income of the merged entities prior to the merger are presented in the following table.


                                      January 31,     February 1,     February 3,
                                         1998            1997            1996
                                      ==========      ==========      ==========
Net sales:
     Staples                          $5,181,035      $3,967,665      $3,068,061
     Quill                               551,110         525,924         497,174
                                      ----------      ----------      ----------
          Combined                    $5,732,145      $4,493,589      $3,565,235
                                      ==========      ==========      ==========

Net income
     Staples                          $  130,949      $  106,420      $   73,705
     Quill                                36,965          38,322          34,723
                                      ----------      ----------      ----------
          Combined                    $  167,914      $  144,742      $  108,428
                                      ==========      ==========      ==========

Pro forma net income
     Staples                          $  130,949      $  106,420      $   73,705
     Quill(1)                             22,179          22,993          20,834
                                      ----------      ----------      ----------
          Combined                    $  153,128      $  129,413      $   94,539
                                      ==========      ==========      ==========


(1) Reflects adjustment for provision for income taxes on previously untaxed earnings.

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Staples, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Staples, Inc. (formed as a result of the consolidation of Staples, Inc., Quill Corporation, Milbro, Inc., Cherokee Mill Limited Partnership, Lebanon Mill Limited Partnership, Coppell Mill Limited Partnership and Agawam Mill Limited Partnership) as of January 31, 1998 and February 1, 1997 and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1998. The supplemental consolidated financial statements give retroactive effect to the mergers of Staples, Inc., Quill Corporation, Milbro, Inc., Cherokee Mill Limited Partnership, Lebanon Mill Limited Partnership, Coppell Mill Limited Partnership and Agawam Mill Limited Partnership in May 1998, which have been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Quill Corporation which statements reflect total assets constituting 6% for 1997 and 8% for 1996 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 20%, 25% and 30% of the related supplemental consolidated financial statement totals for 1997, 1996 and 1995, respectively. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for Quill Corporation is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Staples, Inc. at January 31, 1998 and February 1, 1997 and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 31, 1998, after giving retroactive effect to the mergers of Quill Corporation, Milbro, Inc., Cherokee Mill Limited Partnership, Lebanon Mill Limited Partnership, Coppell Mill Limited Partnership and Agawam Mill Limited Partnership, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

Boston, Massachusetts
June 29, 1998

                         STAPLES, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       May 2,
                                                                                       1998           January 31,
                                                                                    (Unaudited)          1998
                                                                                     ----------       ----------
ASSETS
CURRENT ASSETS:

      Cash and cash equivalents .................................................    $  256,652       $  381,088
      Short-term investments ....................................................         1,367            5,902
      Merchandise inventories ...................................................     1,131,272        1,124,642
      Receivables, net ..........................................................       241,634          203,143
      Prepaid expenses and other current assets .................................        80,880           71,365
                                                                                     ----------       ----------
           TOTAL CURRENT ASSETS .................................................     1,711,805        1,786,140

PROPERTY AND EQUIPMENT:
      Land and buildings ........................................................       164,232          150,947
      Leasehold improvements ....................................................       306,395          292,128
      Equipment .................................................................       317,885          304,177
      Furniture and fixtures ....................................................       185,482          173,711
                                                                                     ----------       ----------
           TOTAL PROPERTY AND EQUIPMENT .........................................       973,994          920,963
      Less accumulated depreciation and amortization ............................       339,466          310,701
                                                                                     ----------       ----------
           NET PROPERTY AND EQUIPMENT ...........................................       634,528          610,262

OTHER ASSETS:
      Lease acquisition costs, net of amortization ..............................        79,148           43,244
      Investments ...............................................................        15,565           16,450
      Goodwill, net of amortization .............................................       136,745          139,753
      Other .....................................................................        42,404           43,013
                                                                                     ----------       ----------
           TOTAL OTHER ASSETS ...................................................       273,862          242,460
                                                                                     ----------       ----------
                                                                                     $2,620,195       $2,638,862
                                                                                     ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
      Accounts payable ..........................................................    $  623,320       $  672,956
      Accrued expenses and other current liabilities ............................       269,177          266,023
      Debt maturing within one year .............................................        19,819           43,501
                                                                                     ----------       ----------
           TOTAL CURRENT LIABILITIES ............................................       912,316          982,480

LONG-TERM DEBT ..................................................................       218,066          218,959
OTHER LONG-TERM OBLIGATIONS .....................................................        48,973           42,803
CONVERTIBLE DEBENTURES ..........................................................       300,000          300,000
MINORITY INTEREST ...............................................................            85              135
STOCKHOLDERS' EQUITY:
      Preferred stock, $.01 par value-authorized 5,000,000 shares;
      no shares issued Common stock, $.0006 par value-authorized
      500,000,000 shares; issued 282,341,432 shares at May 2, 1998
      and 278,159,308 shares at January 31, 1998 ................................           169              167

      Additional paid-in capital ................................................       614,604          593,883

      Cumulative foreign currency translation adjustments .......................        (8,117)         (10,315)

      Unrealized gain/(loss) on short-term investments ..........................         1,537            1,056

      Retained earnings .........................................................       535,155          510,040

      Less: treasury stock, at cost, 147,281 shares at May 2, 1998
      and 59,149 shares at January 31, 1998 .....................................        (2,593)            (346)
                                                                                     ----------       ----------
               TOTAL STOCKHOLDERS' EQUITY .......................................     1,140,755        1,094,485
                                                                                     ----------       ----------
                                                                                     $2,620,195       $2,638,862
                                                                                     ==========       ==========



See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                         (Unaudited)
                                                                                       13 Weeks Ended
                                                                                -------------------------------
                                                                                    May 2,            May 3,
                                                                                    1998               1997
                                                                                ------------       ------------

   Sales ...................................................................    $  1,670,611       $  1,292,721
   Cost of goods sold and occupancy costs ..................................       1,282,596            988,055
                                                                                ------------       ------------
       GROSS PROFIT ........................................................         388,015            304,666

   Operating expenses:
     Operating and selling .................................................         255,648            198,598
     Pre-opening ...........................................................           3,352              2,862
     General and administrative ............................................          67,486             47,031
     Amortization of goodwill ..............................................             924                572
                                                                                ------------       ------------
       TOTAL OPERATING EXPENSES ............................................         327,410            249,063
                                                                                ------------       ------------

       OPERATING INCOME ....................................................          60,605             55,603

   Other income (expense):
     Interest and other expense, net .......................................          (4,694)            (3,936)
     Merger-related costs ..................................................              --            (20,562)
                                                                                ------------       ------------
       TOTAL OTHER INCOME (EXPENSE) ........................................          (4,694)           (24,498)

       INCOME BEFORE EQUITY IN LOSS OF
         AFFILIATES AND INCOME TAXES .......................................          55,911             31,105
    Equity in gain/(loss) of affiliates ....................................              --             (5,953)
                                                                                ------------       ------------

      INCOME BEFORE INCOME TAXES ...........................................          55,911             25,152
   Income tax expense ......................................................          20,011              5,375
                                                                                ------------       ------------
      NET INCOME BEFORE MINORITY INTEREST ..................................          35,900             19,777
     Minority interest .....................................................              50                 --
                                                                                ============       ============
      NET INCOME ...........................................................    $     35,950       $     19,777
                                                                                ============       ============

   Historical net income per common share ..................................    $       0.13       $       0.07
                                                                                ============       ============

   Historical net income per common share assuming dilution ................    $       0.12       $       0.07
                                                                                ============       ============

PRO FORMA:
   Historical net income ...................................................    $     35,950       $     19,777
   Provision for income taxes on previously untaxed
         earnings of pooled S-Corporation income ...........................           1,814              4,548
                                                                                ------------       ------------
    PRO FORMA NET INCOME ...................................................    $     34,136       $     15,229
                                                                                ============       ============

   Pro forma net income per common share ...................................    $       0.12       $       0.06
                                                                                ============       ============

   Pro forma net income per common share assuming dilution .................    $       0.12       $       0.06
                                                                                ============       ============

   Number of shares used in computing historical and pro forma
        net income per common share ........................................     279,351,552        269,046,566
                                                                                ============       ============

   Number of shares used in computing historical and pro forma
        net income per common share assuming dilution ......................     307,744,245        277,350,655
                                                                                ============       ============





See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                                                      (Unaudited)
                                                                                    13 Weeks Ended
                                                                                 ------------------------
                                                                                  May 2,         May 3,
                                                                                  1998            1997
                                                                                ---------       ---------

OPERATING ACTIVITIES:
    Net income ..............................................................   $  35,950       $  19,777
    Adjustments to reconcile net income to net cash provided by/
       (used in) operating activities:
       Minority interest ....................................................         (50)             --
       Depreciation and amortization ........................................      28,652          21,148
       Equity in loss of affiliates .........................................          --           5,953
       Net increase (decrease) in deferred tax assets .......................       2,795          (3,456)
       (Increase)/decrease in assets:
          Merchandise inventories ...........................................      (3,704)        (10,299)
          Receivables .......................................................     (37,841)         (9,764)
          Prepaid expenses and other assets .................................      (8,167)          2,011
       (Decrease)/increase in accounts payable, accrued
          expenses and other current liabilities ............................     (50,787)         24,530
       Increase in other long-term obligations ..............................       6,009           2,208
                                                                                ---------       ---------
                                                                                  (63,093)         32,331
                                                                                ---------       ---------
    NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES .....................     (27,143)         52,108

INVESTING ACTIVITIES:
    Acquisition of property and equipment ...................................     (50,925)        (36,791)
    Proceeds from sales and maturities of short-term investments ............      11,389           6,924
    Purchase of short-term investments ......................................      (6,854)             --
    Proceeds from sales and maturities of long-term investments .............       3,430              --
    Purchase of long-term investments .......................................      (2,545)             --
    Investment in affiliates ................................................         762          (1,670)
    Acquisition of lease rights .............................................     (36,826)           (375)
    Other ...................................................................      (6,358)         (9,107)
                                                                                ---------       ---------
    NET CASH USED IN INVESTING ACTIVITIES ...................................     (87,927)        (41,019)

FINANCING ACTIVITIES:
    Proceeds from sale of capital stock .....................................      15,089           3,512
    Proceeds from borrowings ................................................        (334)        365,880
    Payments on borrowings ..................................................     (24,575)       (301,801)
                                                                                ---------       ---------
    NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES .....................      (9,820)         67,591

    Effect of exchange rate changes on cash .................................         454          (1,073)

NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS ........................    (124,436)         77,607
Cash and cash equivalents at beginning of period ............................     381,088         117,035
                                                                                ---------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD ..................................   $ 256,652       $ 194,642
                                                                                =========       =========





See notes to consolidated financial statements.

                         STAPLES, INC. AND SUBSIDIARIES

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1  -  BASIS OF PRESENTATION

The accompanying interim unaudited consolidated financial statements include the accounts of Staples, Inc. and subsidiaries (the "Company"). All intercompany accounts and transactions are eliminated in consolidation.

These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included elsewhere in this Current Report on Form 8-K.

NOTE 2 - COMPUTATION OF EARNINGS PER SHARE

For the fiscal year ended January 31, 1998, the Company adopted Statement of Accounting Standards No. 128 ("FAS 128") which requires the presentation of Basic and Diluted earnings per share, which replaces primary and fully diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. Earnings per share have been restated for all periods presented to reflect the adoption of FAS 128.

Average common and common equivalent shares used in computing diluted earnings per share include approximately 28,393,000 and 8,304,000 shares for the quarters ended May 2, 1998 and May 3, 1997, respectively, as a result of applying the treasury stock method to outstanding stock options as well as the convertible debentures. Convertible debentures were not included in the calculations for the quarter ended May 3, 1997 as their inclusion would be anti-dilutive.

NOTE 3 - GUARANTOR SUBSIDIARIES

The 7.125% senior notes due August 15, 2007, the 4.5% convertible subordinated debentures due October 1, 2000 and the obligations under the $350,000,000 revolving credit facility effective through November, 2002 with a syndicate of banks are fully and unconditionally guaranteed on an unsecured, joint and several basis by certain wholly owned subsidiaries of the Company (the "Guarantor Subsidiaries"). The following condensed consolidating financial data illustrates the composition of Staples, Inc. (the "Parent Company"), Guarantor Subsidiaries, and non-guarantor subsidiaries as of and for the quarter ended May 2, 1998. The non-guarantor subsidiaries represent more than an inconsequential portion of the consolidated assets and revenues of the Company. Separate complete financial statements of the respective Guarantors Subsidiaries would not provide additional information which would be useful in assessing the financial condition of the Guarantor Subsidiaries and thus, are not presented.

                         STAPLES, INC. AND SUBSIDIARIES

Investments in subsidiaries are accounted for by the Parent Company on the equity method for purposes of the supplemental consolidating presentation. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investment accounts and earnings. The principal elimination entries eliminate the Parent Company' investment in subsidiaries and intercompany balances and transactions.

Condensed Consolidated Statement of Income For the thirteen weeks ended May 2, 1998 (in thousands)


                                                        Staples, Inc.   Guarantor         Guarantor
                                                       (Parent Corp.)  Subsidiaries      Subsidiaries   Consolidated
                                                       -------------   ------------      ------------   -----------

Sales                                                     $    --      $ 1,264,650        $ 405,961      $ 1,670,611
Cost of goods sold                                             269         967,630          314,697        1,282,596
                                                          --------     -----------        ---------      -----------
Gross profit                                                  (269)        297,020           91,264          388,015
Operating expenses                                          29,158         221,454           76,798          327,410
                                                          --------     -----------        ---------      -----------
Operating income                                           (29,427)         75,566           14,466           60,605
Interest expense, net                                       (6,016)         (8,034)           9,356           (4,694)
Provision for income taxes                                   1,965         (16,853)          (5,123)         (20,011)
Minority interest                                               --              --               50               50
                                                          --------     -----------        ---------      -----------
Net income                                                $(33,478)    $    50,679        $  18,749      $    35,950
                                                          ========     ===========        =========      ===========


Condensed Consolidating Balance Sheet
As of May 2, 1998
(in thousands)

                                                                           Non-
                                      Staples, Inc.      Guarantor       Guarantor
                                     (Parent Corp.)    Subsidiaries    Subsidiaries     Eliminations    Consolidated
                                     --------------    ------------    ------------     ------------    ------------

Cash, cash equivalents and
short-term investments                 $   73,585       $    7,352      $  177,082      $                $   258,019
Merchandise inventories                    (6,046)         936,278         201,040                         1,131,272
Other current assets and
intercompany                              820,556          473,089         501,511       (1,472,642)         322,514
                                       ----------       ----------      ----------      -----------       ----------
Total current assets                      888,095        1,416,719         879,633       (1,472,642)       1,711,805
Net property, equipment and other
assets                                    212,118          557,227         334,558         (195,513)         908,390
                                       ----------       ----------      ----------      -----------       ----------
Total assets                            1,100,213        1,973,946       1,214,191      $(1,668,155)       2,620,195
                                       ==========       ==========      ==========      ===========       ==========

Total current liabilities              $  128,063       $  714,808      $  306,813      $  (237,368)      $  912,316
Total long-term liabilities               301,443          237,192          28,489                           567,124
Total stockholders' equity                670,707        1,021,946         878,889       (1,430,787)       1,140,755
                                       ==========       ==========      ==========      ===========       ==========
Total liabilities and
stockholders' equity                   $1,100,213       $1,973,946      $1,214,191      $(1,668,155)      $2,620,195
                                       ==========       ==========      ==========      ===========       ==========



                        STAPLES, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Cash Flows For the thirteen weeks ended May 2, 1998 (in thousands)


                                                                    Non-
                                                Staples, Inc.    Guarantor       Guarantor
                                                (Parent Corp.)  Subsidiaries    Subsidiaries   Consolidated
                                                --------------  ------------    ------------   ------------

Net cash (used in)/provided by
  operating activities                            $ (52,210)      $    594       $  24,473       $ (27,143)
Investing Activities:
  Acquisition of property,
    equipment and lease rights                      (14,238)       (65,722)         (7,791)        (87,751)
  Other                                             (43,267)        64,227         (21,136)           (176)
                                                  ---------       --------       ---------       ---------
Cash used in investing activities                   (57,505)        (1,495)        (28,927)        (87,927)
Financing Activities:
  Payments on borrowings                            (25,251)            --             676         (24,575)
  Other                                              19,225             --          (4,470)         14,755
                                                  ---------       --------       ---------       ---------
Cash used in financing activities                    (6,026)          --            (3,794)         (9,820)
Effect of exchange rate changes on
  cash                                                   --             --             454             454
                                                  ---------       --------       ---------       ---------
Net decrease in cash                               (115,741)          (901)         (7,794)       (124,436)
Cash and cash equivalents at
  beginning of period                               189,252          8,253         183,583         381,088
                                                  ---------       --------       ---------       ---------
Cash and cash equivalents at end
  of period                                       $  73,511       $  7,352       $ 175,789       $ 256,652
                                                  =========       ========       =========       =========



NOTE 4 - INCOME TAXES

The provision for income taxes on previously untaxed earnings of pooled S-Corporation included in results for the quarter ended May 2, 1998 have been provided for on a pro forma basis at the Company's effective tax rate of 39%.

                         STAPLES, INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

SALES. Sales increased 29% to $1,670,611,000 in the quarter ended May 2, 1998 from $1,292,721,000 in the quarter ended May 3, 1997. This growth is attributable to an increase in the number of open stores, increased sales in existing stores and in the delivery and contract stationer segments, and the consolidation (beginning in May, 1997) of the sales of Staples UK and Staples (Deutschland) GmbH ("Staples Germany", formally MAXI-Papier-Markt-GmbH). The German stores now operate as Staples Der Buro Mega Markt. Comparable store and delivery hub sales for the quarter ended May 2, 1998 increased 11% over the quarter ended May 3, 1997. Comparable sales in the contract stationer segment increased 9% for the quarter ended May 2, 1998 versus the quarter ended May 3, 1997. Comparable sales in the Quill segment increased 11% for the quarter ended May 2, 1998 versus the quarter ended May 3, 1997. The Company had 782 stores open as of May 2, 1998 compared to 599 stores as of May 3, 1997 and 742 stores as of January 31, 1998. This total includes 41 stores opened and one closed during the three months ended May 2, 1998 and 56 stores acquired in the UK and Germany as a result of the acquisitions of Staples UK and Staples Germany in May, 1997.

GROSS PROFIT. Gross profit as a percentage of sales was 23.2% for the three months ended May 2, 1998 as compared to 23.6% for the same period in the prior year. The decrease in gross profit rate for the three months ended May 2, 1998 was primarily due to decreases in the margin rates in the retail store segment, due to price reductions as well as an increase in the sales of computer hardware (CPU's and laptops), which generate a lower margin rate than other categories, to 8.0% of sales from 6.6% of sales for the three months ended May 3, 1997. This was partially offset by improved margins in the retail and delivery business segments due to lower product costs from vendors as a result of increased purchase discounts and changes in product mix, as well as the leveraging of distribution center and delivery costs over a larger sales base.

OPERATING AND SELLING EXPENSES. Operating and selling expenses, which consist of payroll, advertising and other store operating costs, decreased as a percentage of sales in the three months ended May 2, 1998 to 15.3%, as compared to 15.4% for the same period in the prior year. The decrease is primarily due to increased leveraging of fixed store payroll expenses and other fixed store operating costs as store sales have increased. This was partially offset by the acquisitions of Staples UK and Staples Germany, which have higher costs as a percentage of sales, and costs incurred for the Company's store remodel program in which significant investments have been made in store layouts and signing to improve shopability and to enhance customer service.

Staples UK and Staples Germany store expenses are higher as a result of their earlier stage of development. While most store expenses vary proportionately with sales, there is a fixed cost component. Because new stores typically generate lower sales than the Company average, the fixed cost component results in higher store operating and selling expenses as a percentage of sales in these stores during their start-up period. During periods when new store openings as a percentage of the base are higher, store operating and selling expenses as a percentage of sales may increase. In addition, as the store base matures, the fixed cost component of operating expenses is leveraged over an increased level of sales, resulting in a decrease in store operating and selling expenses as a percentage of sales. The Company's strategy of continuing to add stores to many existing markets can result in some new stores attracting sales away from existing stores.

PRE-OPENING EXPENSES. Pre-opening expenses relating to new store openings, which consist primarily of salaries, supplies, marketing and occupancy costs, are expensed by the Company as incurred and therefore fluctuate from period to period depending on the timing and number of new store openings. Pre-opening expenses averaged $82,000 per store for the three months ended May 2, 1998 as compared to $67,000 per store for the same period in the prior year. The increase in the average cost per store is primarily due to Staples UK and Staples Germany store openings which are included in the three months ended
May 2, 1998 and carry a higher pre-opening expense.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the three months ended May 2, 1998 increased as a percentage of sales to 4.0% as compared to 3.6% for the same period in the prior year. This increase was primarily due to significant investments in the Company's information systems' staffing and infrastructure, which the Company believes will reduce costs as a percentage of sales in future years. In addition, general and administrative expense for the three months ended May 2, 1998 include the results of Staples UK and Staples Germany, which have higher general and administrative costs as a percentage of sales; as their store bases mature, overhead expenses should decrease as a percentage of sales. The overall increase in general and administrative costs was partially offset by the Company's ability to increase sales without proportionately increasing overhead expenses in its core retail business.

INTEREST AND OTHER EXPENSE, NET. Net interest and other expense for the three months ended May 2, 1998 was $4,694,000 as compared to $3,936,000 for the same period in the prior year. The increase from the three months ended May 3, 1997 was primarily due to increased borrowings, which funded the increase in store inventories, related to new store openings, expanded product assortment, and improvements in in-stock levels; the acquisition of fixed assets for new stores opened and remodeled; and continued investments in the information systems and distribution center infrastructure.

MERGER-RELATED COSTS. The Company charged to expense in the three months ended May 3, 1997 certain non-recurring costs consisting primarily of legal, accounting, transaction related costs (such as filing fees) and consulting fees incurred in connection with the proposed merger with Office Depot, Inc.

EQUITY IN LOSS OF AFFILIATES. The Company's equity in loss of affiliates was $5,953,000 for the three months ended May 3, 1997. The Company recorded no equity in loss of affiliates for the three months ended May 2, 1998, due to the acquisition of Staples UK and Staples Germany on May 6, 1997 and May 7, 1997, respectively. As a result of the acquisitions, the Company's ownership interest of Staples UK increased to 100% and its ownership of Staples Germany increased to approximately 92%. The transactions were accounted for in accordance with the purchase method of accounting and accordingly, the consolidated results of these entities are reflected in the Company's financial statements since the respective dates of acquisition. Prior to the acquisitions, Staples UK and Staples Germany were accounted for under the equity method which resulted in the Company's share of losses from operations being included in Equity in Loss of Affiliates. As of May 2, 1998, Staples UK and Staples Germany operated 42 and 18 stores, respectively.

LIQUIDITY AND CAPITAL RESOURCES

During the three months ended May 2, 1998, cash and cash equivalents decreased by $124,436,000. This decrease was attributable to cash used in investing activities of $87,927,000, which includes capital expenditures and acquisition of leases of $87,751,000 primarily incurred in connection with the acquisition of leases from the bankrupt Rickels Home Center chain and the opening of 41 new stores, and cash used in operating activities of $27,143,000, which primarily reflects an increase in receivables and a decrease in accrued expenses and other current liabilities partially offset by operating income and depreciation and amortization. Cash used by financing activities was primarily repayment on borrowing of $24,575,000 partially offset by proceeds from capital stock of $15,089,000.

The Company opened 41 stores and closed one store during the three months ended May 2, 1998, and expects to open approximately 110 additional stores in the last three quarters of fiscal 1998. Management estimates that the Company's cash requirements, including pre-opening expenses, leasehold improvements and fixtures (net of store inventory financed under vendor trade terms), will be approximately $1,400,000 for each new store (excluding the cost of any acquisitions of lease rights). Accordingly, the Company expects to use in excess of $154,000,000 for store openings during this period. In addition, the Company plans to continue to make investments in information systems, distribution centers and store remodels to improve operational efficiencies and customer service, and may expend additional funds to acquire businesses or lease rights from tenants occupying retail space that is suitable for a Staples store. The Company expects to meet these cash requirements through a combination of available cash, operating cash flow and borrowings from its existing revolving line of credit.

The Company issued $200,000,000 of senior notes (the "Notes") on August 12, 1997 with an interest rate of 7.125% payable semi-annually on February 15 and August 15 of each year commencing on February 15, 1998. Net proceeds of approximately $198,000,000 from the sale of the Notes are being used for repayment of indebtedness under the Company's revolving credit agreement and for general working capital purposes, including the financing of new store openings, distribution facilities and corporate offices.

The Company also maintains a revolving credit facility, effective through November 2002, with a syndicate of banks which provides up to $350,000,000 of available borrowings. Borrowings made pursuant to this facility will bear interest at either the lead bank's prime rate, the federal funds rate plus 0.50%, the LIBOR rate plus a percentage spread based upon certain defined ratios, a competitive bid rate, or a swing line loan rate. This agreement, among other conditions, contains certain restrictive covenants including net worth maintenance, minimum fixed charge interest coverage and limitations on indebtedness, sales of assets, and dividends. As of May 2, 1998, no borrowings were outstanding under the revolving credit agreement. Staples Germany also has a revolving credit facility under which $10,096,000 was outstanding at May 2, 1998. Total cash, short-term investments and available revolving credit amounts totaled $625,378,000 as of May 2, 1998.

The Company expects that its current cash and cash equivalents and funds available under its revolving credit facility will be sufficient to fund its planned store openings and other recurring operational cash needs for the next twelve to eighteen months. The Company is continually evaluating financing possibilities, and it may seek to raise additional funds through any one or a combination of public or private debt or equity-related offerings, dependent upon market conditions, or through additional commercial bank debt arrangements.

FUTURE OPERATING RESULTS

This quarterly report on Form 10-Q contains a number of forward-looking statements. There are a number of important factors that could cause the Company's results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, the following: The Company operates in a highly competitive marketplace, in which it competes with a variety of retailers, dealers and distributors. The Company competes in most of its geographic markets with other high-volume office supply chains that are similar in concept to the Company in terms of store format, pricing strategy and product selection, such as Office Depot, OfficeMax and Office World, as well as mass merchants, such as Wal-Mart, warehouse clubs, computer and electronics superstores, and other discount retailers. In addition, the Company's retail stores, as well as its delivery and contract business, compete with numerous mail order firms, contract stationer businesses and direct manufacturers. Such competitors have increased their presence in the Company's markets in recent years. Some of the Company's current and potential competitors in the office products industry are larger than the Company and have substantially greater financial resources. No assurance can be given that competition will not have an adverse effect on the Company's business.

An important part of the Company's business plan is an aggressive store growth strategy. The Company opened 130 stores in the United States, Canada and Europe in fiscal 1997 and plans to open approximately 150 new stores in fiscal 1998. There can be no assurance that the Company will be able to identify and lease favorable store sites, hire and train employees, and adapt its management and operational systems to the extent necessary to fulfill its expansion plans. The failure to open new stores in accordance with its growth plans could have a material adverse impact on the Company's future sales and profits. Moreover, the Company's expansion strategy is based in part on the continued addition of new stores to its store network in existing markets to take advantage of economies of scale in marketing, distribution and supervision costs; however, this can result in the "cannibalization" of sales of existing stores. In addition, there can be no assurance that the new stores opened by the Company will achieve sales or profit levels commensurate with those of the Company's existing stores.

The Company has experienced and may experience in the future fluctuations in its quarterly operating results. Moreover, there can be no assurance that Staples will continue to realize the earnings growth experienced over recent years, or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. Factors such as the number of new store openings (pre-opening expenses are expensed as incurred, and newer stores are less profitable than mature stores), the extent to which new stores "cannibalize" sales of existing stores, the mix of products sold, pricing actions of competitors, the level of advertising and promotional expenses, seasonality, and one-time charges associated with acquisitions or other events could contribute to this quarterly variability. In addition, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in the Company's net income.

The Company's business, including sales, number of stores and number of employees, has grown dramatically over the past several years. In addition, the Company has consummated a number of significant acquisitions in the last few years, and may make additional acquisitions in the future. This internal growth, together with the acquisitions made by the Company, have placed significant demand on the management and operational systems of the Company. To manage its growth effectively, the

Company will be required to continue to upgrade its operational and financial systems, expand its management team and increase and manage its employee base.

The Company has a presence in international markets through The Business Depot Ltd. in Canada and its recently acquired joint operations in Germany and the United Kingdom, and may seek to expand in to other international markets in the future. The Company's operations in foreign markets are subject to risks similar to those affecting its U.S. stores, in addition to a number of additional risks inherent in foreign operations, including local customs and competitive conditions, and foreign currency fluctuations. Staples' European operations are currently unprofitable, and there can be no assurance that they will become profitable.

The Company currently expects that its current cash and cash equivalents and funds available under its revolving credit facility will be sufficient to fund its planned store openings and other operating cash needs for the next twelve to eighteen months. However, there can be no assurance that the Company will not require additional sources of financing prior to such time, as a result of unanticipated cash needs or opportunities, an expanded growth strategy or disappointing operating results. There also can be no assurance that the additional funds required by the Company, whether within the next eighteen months or thereafter, will be available to the Company on satisfactory terms.

                                    SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





Date: July 1, 1998                          /s/ John J. Mahoney
      ------------                          -----------------------------------
                                            John J. Mahoney
                                            Executive Vice President and
                                            Chief Administrative Officer

                                  EXHIBIT INDEX



Consent of Ernst & Young LLP, Independent Auditors .....................   Exhibit 23.1

Consent of Independent Auditor Kupferberg,
    Goldberg & Neimark, LLC ............................................   Exhibit 23.2

Financial Data Schedule for 1st Quarter 1998 Restated ..................   Exhibit 27.1
Financial Data Schedule for Fiscal Year 1997 Restated ..................   Exhibit 27.2
Financial Data Schedule for 3rd Quarter 1997 Restated ..................   Exhibit 27.3
Financial Data Schedule for 2nd Quarter 1997 Restated ..................   Exhibit 27.4
Financial Data Schedule for 1st Quarter 1997 Restated ..................   Exhibit 27.5
Financial Data Schedule for Fiscal Year 1996 Restated ..................   Exhibit 27.6
Financial Data Schedule for 3rd Quarter 1996 Restated ..................   Exhibit 27.7
Financial Data Schedule for 2nd Quarter 1996 Restated ..................   Exhibit 27.8
Financial Data Schedule for 1st Quarter 1996 Restated ..................   Exhibit 27.9
Financial Data Schedule for Fiscal Year 1995 Restated ..................   Exhibit 27.10
Financial Data Schedule for 3rd Quarter 1995 Restated ..................   Exhibit 27.11
Financial Data Schedule for 2nd Quarter 1995 Restated ..................   Exhibit 27.12
Financial Data Schedule for 1st Quarter 1995 Restated ..................   Exhibit 27.13

Independent Auditors' Report of Kupferberg,
    Goldberg & Neimark, LLC ............................................   Exhibit 99.1
